EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

FOURTH QUARTER AND FISCAL 2005 OPERATING RESULTS

McLean, VA, January 31, 2006 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, today reported operating results for its fourth fiscal quarter and fiscal year ended November 27, 2005.

Net shipments for the quarter increased 1.9% to $74.5 million, compared to $73.1 million for the comparable prior year period. Gross profit declined to 31.7% of net shipments, compared to 34.4% of net shipments for the fourth quarter of 2004, as manufacturing productivity continued below historical levels and the Company experienced price increases in a number of raw materials. Selling and administrative expenses for the quarter were $28.5 million, compared to $25.7 million in the prior year quarter, principally due to higher retail selling expenses associated with increased sales volume and higher store occupancy expense from the addition of ten net Storehouse locations opened since August 2004. Interest and other income, net, increased from net expense of $275,000 in 2004 to $919,000 in 2005, due to higher interest rates on higher outstanding loan balances and reduced rental income in 2005. Net loss from continuing operations was $(2.7) million or $(0.21) per share, compared to a net loss in the prior year period of $(522,000) or $(0.04) per share. Net loss for the quarter was $(2.7) million or $(0.21) per share, compared to a net loss of $(401,000) or $(0.03) per share in the same period of the prior year.

For the fiscal year ended November 27, 2005, net shipments were $299.4 million, an increase of $4.2 million or 1.4% from the prior year amount of $295.2 million. Gross profit declined to 31.4% of net shipments, from 35.1% for the 2004 comparable period, as a result of reduced manufacturing productivity, higher raw material costs and unfavorable transportation costs. Selling and administrative expenses increased from $100.4 million in 2004 to $109.1 million in 2005, due to higher expenses in the retail segment including selling and store occupancy costs associated with higher sales volume and eight net new stores opened in 2005. Interest and other income, net, increased slightly from net expense of $1,873,000 in 2004 to $1,888,000 in 2005. Net loss from continuing operations declined to $(9.8) million, or $(0.74) per diluted share, in 2005 compared to net earnings of $816,000, or $0.06 per diluted share in 2004.

Net loss, including gains on the sale of investment property recorded in the first and third quarters, was $(5.3) million or $(0.40) per diluted share in 2005 compared to net earnings of $890,000, or $0.07 per diluted share in 2004.

“We have taken steps intended to improve our manufacturing operation’s results, including the reassignment of staff and the hiring of outside experts to assist us in making the necessary changes,” stated Gerald M. Birnbach, Chairman and President. “We plan to cut costs through an overall reduction in staff and through other initiatives currently under consideration. We also want to thank GE Commercial Finance for their support in completing our debt restructuring.”

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 69 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest and Mid-Atlantic markets, its catalog and over the internet.

The Rowe Companies will hold a conference call which will be webcast at www.therowecompanies.com to discuss fourth quarter results on February 2, 2006 at 2:00 p.m.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

(table follows)

Contact:	Deborah C. Jacks, Secretary
540-444-5032

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED NOVEMBER 27, 2005 AND NOVEMBER 28, 2004

UNAUDITED

	Three Months Ended		Twelve Months Ended
	November 27, 2005	November 28, 2004	November 27, 2005	November 28, 2004
	(in thousands, except per share amounts)
Net shipments	$74,499	$73,071	$299,391	$295,203
Cost of shipments	50,911	47,899	205,447	191,644

Gross profit	23,588	25,172	93,944	103,559
Selling and administrative expenses	28,536	25,692	109,134	100,376

Operating income (loss)	(4,948)	(520)	(15,190)	3,183
Interest expense	(804)	(427)	(2,895)	(2,611)
Other income, net	(115)	152	1,007	738

Earnings (loss) from continuing operations before taxes	(5,867)	(795)	(17,078)	1,310
Tax expense (benefit)	(3,128)	(273)	(7,281)	494

Net earnings (loss) from continuing operations	(2,739)	(522)	(9,797)	816

Discontinued operations:
Loss on contingencies associated with operations discontinued in prior years, net of tax benefit of $65	—	—	—	(105)
Earnings from discontinued real estate operations, net of tax expense of $0, $75, $43 and $112, respectively	—	121	69	179
Gain on disposals of real estate investment properties, net of tax expense of $2,769	—	—	4,423	—

Net earnings (loss)	$(2,739)	$(401)	$(5,305)	$890

Net earnings (loss) from continuing operations per common share	$(0.21)	$(0.04)	$(0.74)	$0.06

Net earnings (loss) per common share	$(0.21)	$(0.03)	$(0.40)	$0.07

Weighted average common shares	13,293	13,228	13,288	13,198

Net earnings (loss) from continuing operations per common share assuming dilution	$(0.21)	$(0.04)	$(0.74)	$0.06

Net earnings (loss) per common share assuming dilution	$(0.21)	$(0.03)	$(0.40)	$0.07

Weighted average common shares and equivalents	13,293	13,228	13,288	13,546